EXHIBIT A-5


                          CERTIFICATE OF INCORPORATION

                                       OF

                                NEW NISOURCE INC.


               FIRST. The name of the corporation is New NiSource Inc.

               SECOND. The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

               THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended.

               FOURTH. The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100) shares of Common Stock of $.01 par value per share.

               Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date shall be and be deemed to be extinguished and abandoned, and any such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

               FIFTH. The name and mailing address of the incorporator are Carlen C. Sellers, c/o Schiff Hardin & Waite, 6600 Sears Tower, 233 S. Wacker Drive, Chicago, Illinois 60606.

               SIXTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized:

               (1)  To adopt, amend or repeal the by-laws of the corporation and

               (2) To provide for the indemnification of directors, officers, management, employees and agents of the corporation, and of persons who serve other enterprises in such or similar capacities at the request of the corporation, to the full extent permitted by the General Corporation Law of Delaware, as amended, or any other applicable laws, as may from time to time be in effect.

               SEVENTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

               EIGHTH. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

               NINTH. Action may be taken by the stockholders of the corporation, without a meeting, by written consent as and to the extent provided at the time by the General Corporation Law of Delaware, as amended, provided that the matter to be acted upon by such written consent previously has been approved by the board of directors of the corporation and directed by such board to be submitted to the stockholders for their action thereon by written consent.

               TENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

               ELEVENTH. The corporation reserves the right to amend its certificate of incorporation, and thereby to change or repeal any provision therein contained, from time to time, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by such certificate of incorporation are granted subject to this reservation.

               The undersigned, being the incorporator hereinabove named, has executed this Certificate of Incorporation this 29th day of March, 2000, thereby acknowledging under penalties of perjury that the foregoing is the act and deed of the undersigned and that the facts stated therein are true.


                                        /s/ Carlen C. Sellers
                                        ---------------------------------------
                                        Carlen C. Sellers
                                        Sole Incorporator


                                      -2-